SCHEDULE 14A INFORMATION

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POPE & TALBOT, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POPE & TALBOT, INC.

1500 S.W. First Avenue, Suite 200

Portland, Oregon 97201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 10, 2007

We cordially invite you to attend the Annual Meeting of Shareholders of Pope & Talbot, Inc. (the “Company”), a Delaware corporation, to be held at the RiverPlace Hotel, 1510 SW Harbor Way, Portland, Oregon on Thursday, May 10, 2007 at 1:00 p.m., for the following purposes:

1.	To elect three persons to the Board of Directors of the Company to serve for a term of three years;

2.	To ratify the selection of the Company’s independent registered public accounting firm for 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 19, 2007 are entitled to receive notice of and to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently intend to be present personally at the Annual Meeting, we urge you to complete, date, sign and return the accompanying proxy in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. You may still vote in person if you attend the Annual Meeting.

Michael Flannery

Chairman, President and

Chief Executive Officer

Portland, Oregon

April 12, 2007

PROXY STATEMENT

General

The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting to be held on May 10, 2007 and at any adjournment thereof. You may revoke it at any time before its use by delivering a written communication to R. Neil Stuart, Vice President, Chief Financial Officer and Secretary of the Company, or by a duly executed proxy bearing a later date. Shareholders attending the Annual Meeting may vote their shares in person even though they have already submitted a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment thereof.

Only shareholders of record at the close of business on March 19, 2007 are entitled to vote at the Annual Meeting. On that date, the Company had 16,413,338 outstanding shares of common stock entitled to vote. Each share is entitled to one vote except that the election of directors will be conducted pursuant to cumulative voting. Under cumulative voting, each share of common stock is entitled to one vote multiplied by the number of directors to be elected, and that number of votes may be cast for one director or may be distributed among any number of directors as designated by the shareholder or his or her proxy. The Company intends to mail this proxy statement and proxy card, together with the 2006 Annual Report, to its shareholders on April 12, 2007.

A majority of the shares of the Company’s common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. For all other proposals, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required.

Abstentions and broker nonvotes are each included in the number of shares present for quorum purposes. A “broker nonvote” is a proxy submitted by a broker that does not indicate a vote for some of the proposals because the broker does not have discretionary voting authority on some types of proposals and has not received instructions from its client as to how to vote on a particular proposal. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to shareholders and will have the same effect as negative votes. Broker nonvotes are generally not counted in determining the total number of votes cast on a proposal.

Proxies will be voted for or against proposals or as an abstention in accordance with the instructions specified on the proxy form. All valid proxies will be voted “for” each proposal and “for” the nominated directors unless a contrary choice is indicated.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors presently consists of nine directors divided into three classes serving staggered three-year terms. Three directors are to be elected at the Annual Meeting, each to hold office until the 2010 Annual Meeting of Shareholders and until a successor has been elected and qualified. Under the Company’s Corporate Governance Guidelines, it is Company policy, unless waived under special circumstances, that a member of the Board of Directors retire effective as of the first annual shareholders meeting after the member’s seventy-second birthday. Current director Peter T. Pope turned 72 in August 2006 and has resigned as a director effective as of the 2007 Annual Meeting of Shareholders. Five directors will continue to serve in accordance with their prior elections. Unless otherwise instructed, the proxy holders named on the enclosed proxy card intend to use the cumulative voting right described above to distribute the votes represented by proxies in such proportion as they shall determine between the three nominees or their substitutes so as to elect the maximum number of such persons. The Board of Directors expects that all of these nominees will be available for election, but if any of these nominees is not so available at the time of the Annual Meeting, proxies received will be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors unanimously recommends a vote for election of all of the nominees as directors.

CERTAIN INFORMATION REGARDING DIRECTORS AND OFFICERS

The names of the nominees and the directors continuing in office, their ages, the year each first became a director, their principal occupations during at least the last five years and other directorships held by each are set forth below:

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring in 2010

Michael Flannery, age 63, has been a director of the Company since September 1995, when he was also elected President of the Company. In August 1999, he became President and Chief Executive Officer of the Company, and in August 2000 he became Chairman of the Board. From April 1986 to September 1995, he was Group Vice President of Wood Products for the Company. Mr. Flannery will reach age 65 during this three-year term, if elected. Under the Company’s Corporate Governance Guidelines, it is the policy of the Company that the CEO resign from the Board of Directors effective with ceasing to be the CEO unless circumstances warrant a waiver of the policy by the Board.

Robert G. Funari, age 59, has been a director of the Company since April 2001. Mr. Funari is also Chairman of the Board’s Compensation Committee. Mr. Funari is the Chief Executive Officer of Crescent Healthcare, Inc., a specialized pharmacy and infusion services company. He was Chief Executive Officer for Syncor International Corporation, a pharmacy services company specializing in radio-pharmaceutical products, from July 1996 to December 2002, and President of Syncor from January 1996 to December 2002. Mr. Funari joined Syncor in August 1993 as Executive Vice President and Chief Operating Officer. Prior to joining Syncor, he was Executive Vice President and General Manager for McKesson Drug Company. Mr. Funari is also a director of First Consulting Group and Beckman Coulter, Inc.

J. Keith Matheney, age 58, has been a director of the Company since December 2006. Mr. Matheney is also a member of the Board’s Audit and Corporate Governance Committees. Since 2004, Mr. Matheney has been a managing member of Matheney and Matheney, CPAs PLLC. Mr. Matheney retired from Louisiana Pacific Corporation in late 2003. From 2002 to 2003, Mr. Matheney was Executive Vice President Engineered Wood Products for Louisiana Pacific Corporation, and from 1997 to 2002, he was Vice President of various divisions for Louisiana Pacific Corporation. Mr. Matheney is also a director of Huttig Building Products Inc. (NYSE).

Term Expiring in 2008

Lionel G. Dodd, age 67, has been a director of the Company since 1999. Mr. Dodd is also Chairman of the Board’s Corporate Governance Committee and a member of the Audit Committee. Mr. Dodd is an independent consultant. Mr. Dodd was the President and Chief Executive Officer of Versacold Corporation, a temperature sensitive food logistics company based in Vancouver, British Columbia, from May 1996 until January 2000. He was previously the Chief Operating Officer of Olympia and York Enterprises, based in Toronto from June 1988 to April 1993. Mr. Dodd is also a director of International Absorbents, Inc., Xantrex Technology, Inc. and Infowave Software, Inc.

Kenneth G. Hanna, age 70, has been a director of the Company since 1998. Mr. Hanna is also a member of the Board’s Audit and Corporate Governance Committees. Since 2006, Mr. Hanna has served as a commissioner of the British Columbia Securities Commission, the independent provincial government agency responsible for regulating securities in British Columbia. He is a retired lawyer and corporate executive. From September 1996 until his retirement in September 1999, Mr. Hanna was President and Chief Executive Officer of Aber Diamond Corporation, a Canadian diamond mining and marketing company. He was a partner with Hanna Heppel Bell & Visosky, corporate finance lawyers, from 1992 to 1996.

Harold N. Stanton, age 56, has been a director of the Company since December 2006. Mr. Stanton is also a member of the Board’s Compensation Committee. In February 2007, Mr. Stanton retired from Louisiana Pacific Corporation. From 2004 to 2007, Mr. Stanton was Executive Vice President of Specialty Products and Sales/Marketing for Louisiana Pacific Corporation. From 2002 to 2004, he was Vice President of Oriented Strand Board. From 1997 to 2002, Mr. Stanton held various executive level positions with Louisiana Pacific Corporation. From 1990 to 1997, Mr. Stanton worked for International Paper Company, where he held various management positions.

Term Expiring in 2009

Gordon P. Andrews, age 50, has been a director of the Company since 1994. Mr. Andrews is also Chairman of the Board’s Audit Committee and a member of the Compensation Committee. Since 1982, Mr. Andrews has been associated with Andrews Associates, Inc., a management consulting firm, as a director and in various management positions. He has been the President of Andrews Associates, Inc. since 1993. Mr. Andrews was Vice President of Institutional Sales for Shearson Lehman Brothers from 1990 to 1992.

David J. Barram, age 63, has been a director of the Company since April 2001. Mr. Barram is also a member of the Board’s Compensation Committee. In 2005, Mr. Barram became the CEO of PayWi Corporation, a software/payments company. In 1996 he was appointed Administrator of the General Services Administration by President Clinton and served until 2001. From 1993 to 1996 he was Deputy Secretary and Chief Operating Officer with the U.S. Department of Commerce. During the 24 years prior to his governmental affiliations, Mr. Barram was the Chief Financial Officer at both Apple Computer and Silicon Graphics, computer manufacturers. Mr. Barram is also a director of Computer Sciences Corporation.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees (“Code of Ethics”), a copy of which is posted on the Company’s internet site, www.poptal.com, and is also available to any shareholder who contacts the Corporate Secretary and requests a printed copy. The Code of Ethics applies to the Company’s chief executive officer and senior financial officers, and also to the members of the Company’s Board and to all Company officers and employees. The Code of Ethics requires that any waiver of any provision in the Code in favor of members of the Board or in favor of executive officers, principal financial or accounting officers, or the controller (or persons performing similar functions) may be made only by the Board. Any such waiver will be publicly disclosed in compliance with the New York Stock Exchange listing standards and applicable law. The Company will disclose any amendments to, and waivers from, the Code of Ethics on the Company’s internet site.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of December 31, 2006, regarding the number of shares of the common stock of the Company beneficially owned by each director, by each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group. Except as otherwise noted, the directors and named executive officers and all directors and officers, as a group, have sole voting and investment power with respect to the shares listed.

	Amount and Nature of Beneficial Ownership
Name of Individual or Identity of Group	Currently Owned		Options Exercisable Within 60 Days of December 31, 2006	Total	Percent of Outstanding Common Stock
Gordon P. Andrews	215,175	(1)	30,728	245,903	1.5%
Richard K. Atkinson	3,300	(2)	9,200	12,500	(8)
David J. Barram	6,571		12,000	18,571	(8)
Angel M. Diez	15,500	(2)	46,200	61,700	(8)
Lionel G. Dodd	1,000	(3)	35,166	36,166	(8)
Michael Flannery	115,315	(2)	325,820	441,135	2.6%
Robert G. Funari	11,571		25,698	37,269	(8)
Kenneth G. Hanna	5,000	(4)	26,669	31,669	(8)
J. Keith Matheney	0	(5)	0	0
Maria M. Pope	85,887	(6)	121,932	207,819	1.3%
Peter T. Pope	404,075	(7)	10,054	414,129	2.5%
Harold N. Stanton	2,417		0	2,417	(8)
R. Neil Stuart	10,000		0	10,000	(8)

All directors and executive officers as a group (12 persons)	875,811		643,467	1,519,278	8.9%

(1)	Includes 30,308 shares for which Mr. Andrews is co-trustee for his children and 27,240 shares for which his spouse is trustee for his children.
(2)	Investment and voting power shared with his spouse.
(3)	Does not include 8,222 shares credited to Mr. Dodd’s account under the Company’s Non-Employee Directors Deferred Compensation Plan.
(4)	Shares are held by an entity of which Mr. Hanna is the controlling shareholder. Does not include 5,616 shares credited to Mr. Hanna’s account under the Company’s Non-Employee Directors Deferred Compensation Plan.
(5)	Does not include 2,417 shares credited to Mr. Matheney’s account under the Company’s Non-Employee Directors Deferred Compensation Plan.
(6)	Includes shares held jointly with Ms. Pope’s spouse. Also includes 9,937 shares held by Ms. Pope as Custodian under the Uniform Transfer to Minor Act for the benefit of her children.
(7)	Includes 80,000 shares held by two corporations of which Mr. Pope is one of two 50% shareholders and for which he disclaims beneficial ownership. Does not include 2,004 shares credited to Mr. Pope’s account under the Company’s Non-Employee Directors Deferred Compensation Plan.
(8)	Less than 1% of the outstanding common stock.

INFORMATION ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

General Board Matters; Independence

Consistent with the New York Stock Exchange listing standards (the “NYSE Standards”), the Board has adopted Corporate Governance Guidelines (the “Guidelines”). The Guidelines address matters relating to the Board, its committees and its members’ qualifications, including the requirement that the Board have a majority of independent directors. Pursuant to the Guidelines, the Board has affirmatively determined that the following directors are independent within the meaning of the NYSE Standards: Gordon P. Andrews, David J. Barram, Lionel G. Dodd, Robert G. Funari, Kenneth G. Hanna, J. Keith Matheney and Harold N. Stanton.

Executive sessions of the Board are part of each regularly scheduled meeting of the Board and are attended only by non-management directors, consisting of all directors other than Mr. Flannery. The members of the Board entitled to attend executive sessions appointed Lionel G. Dodd to preside at executive sessions of the Board. Interested persons may contact Lionel G. Dodd, or the non-management members of the Board as a group, at the Company’s principal executive office.

The Company does not have a formal procedure for shareholder communication with the Board. In general, members of the Board and executive officers are accessible by telephone or mail. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Corporate Secretary with a request to forward the communication to the intended recipient. In the alternative, shareholders can direct correspondence to the Board to the attention of the Board Chairman, Michael Flannery, or to the attention of the Chairman of the Audit Committee, Gordon P. Andrews, in care of the Company at the Company’s principal executive office address. The Company will forward all such communications to the intended recipient in a timely manner.

Committees

The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance Committee. Each committee has a written charter, copies of which are posted on the Company’s internet site, www.poptal.com. Copies of the charters are also available to any shareholder who contacts the Corporate Secretary and requests a printed copy. Each of the committees is composed entirely of directors whom the Board has determined to be independent within the meaning of the NYSE Standards.

Audit Committee

The Audit Committee is currently composed of Gordon P. Andrews, Chairman, Lionel G. Dodd, Kenneth G. Hanna, and J. Keith Matheney. The Board has determined that each member of the Audit Committee is financially literate, as contemplated by the NYSE Standards, and that Mr. Dodd and Mr. Matheney are each an “audit committee financial expert,” as defined in regulations adopted by the Securities and Exchange Commission. The Audit Committee assists the Board in discharging the Board’s responsibilities relating to oversight and monitoring of the Company’s financial statements and reports, compliance with laws and regulations, the Company’s relationship with its independent auditors, and the Company’s internal audit function. Company policy requires the Audit Committee to review any transaction or proposed transaction with a related person and to recommend to the Board whether to ratify or approve the transaction, with ratification or approval to occur only if the Board determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company.

Compensation Committee

The Compensation Committee is currently composed of Robert G. Funari, Chairman, Gordon P. Andrews, David J. Barram, and Harold N. Stanton. The Compensation Committee reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives, and, in consultation with the other independent directors of the Company, sets the CEO’s compensation level based on this evaluation. Pursuant to its charter, the Compensation Committee has full authority to determine the compensation of executive officers. The Compensation Committee may not delegate this authority. The Compensation Committee receives recommendations from the CEO as to compensation of other officers, but the CEO generally does not participate in Compensation Committee discussions regarding the compensation of other officers. The Compensation Committee also reviews and approves corporate goals and objectives relevant to compensation for other executive officers, evaluates those officers’ performance in light of those goals and objectives, and reviews and establishes the compensation level of those officers.

The Compensation Committee also reviews and makes recommendations to the Board with respect to incentive-compensation plans, equity-based plans and employee benefit plans. The Compensation Committee has the authority to (a) establish, implement and administer all group incentive programs for employees of the Company, including the Executive Incentive Plan; (b) determine the employees eligible for participation, consistent with the eligibility provisions of the respective programs, and set performance milestones under the each of those programs; and (c) grant stock options and restricted stock under the Company’s Stock Incentive Plan.

The Compensation Committee has sole authority to retain and terminate any compensation consulting firm used to assist the Committee and is responsible for approving such firm’s fees and other retention terms. The Compensation Committee has engaged Towers Perrin, an independent compensation consulting firm (the Consultant), to assist in the evaluation of the competitiveness of our executive compensation programs and to provide guidance to the compensation Committee on the design and operation of these programs. At the direction and under the guidance of the Compensation Committee chair, the Consultant provides information and guidance (based on relative competitive levels) regarding executive salary ranges, salary structure adjustments and long-term incentive grant levels, and, from time to time, also provides advice on changes in design of compensation programs.

Corporate Governance Committee; Director Nominations

The Corporate Governance Committee is currently composed of Lionel G. Dodd, Chairman, Kenneth G. Hanna, and J. Keith Matheney. The primary purposes of the Corporate Governance Committee are to develop and recommend to the Board a set of Guidelines; to identify individuals qualified to become Board members and recommend to the Board that the Board nominate the identified director nominees for election; and to review the qualifications of directors eligible to become members of the different committees of the Board and recommend to the Board the appointment of members to the different committees of the Board. The Guidelines recommended by the Committee and approved by the Board are posted on the Company’s internet site, www.poptal.com, and available to any shareholder who contacts the Corporate Secretary and requests a printed copy.

The Corporate Governance Committee selects and recommends nominees for election to the Board consistent with the Guidelines. Formal nominations are made by the Board and pursuant to the Company’s Bylaws. The Corporate Governance Committee has the authority to retain and to terminate any search firm used to identify director candidates.

The Corporate Governance Committee identifies and evaluates nominees in light of the potential nominees’ skills and characteristics and the composition of the Board as a whole. This assessment includes nominee’s qualification as independent, as well as consideration of diversity, age, skills, and experience in the context of the needs of the Board. To be considered, a candidate must have a track record in business, experience at the policy-making level, special expertise in an area that is relevant to the Company’s business or its management, the ability to devote the time required to Board service, qualifications that support development and implementation of the Company’s strategy and a willingness to serve. The Corporate Governance Committee intends to evaluate shareholders’ nominees in the same manner that it evaluates all other potential nominees and intends to retain a list of all potential nominees for future reconsideration.

The Corporate Governance Committee will consider in good faith director candidates who meet the minimum qualifications and who are recommended by shareholders. To be considered for nomination by the Corporate Governance Committee at the next annual meeting of shareholders, the committee’s Chairman must receive shareholder recommendations at least 120 calendar days before the anniversary date of the Company’s proxy statement for the previous year’s annual meeting. To recommend a candidate, a shareholder should send the candidate’s name, age, credentials (including principal occupation and employment), contact information and the candidate’s consent to be considered to the Chairman of the Corporate Governance Committee in care of the Company at its principal executive office address. The shareholder should also provide the shareholder’s contact information, describe the shareholder’s relationship with the candidate, and include a statement as to the number of shares of Company common stock owned by the shareholder and the length of time such shares have been owned.

Meetings and Attendance

The Board held eleven meetings during 2006. During 2006, the Audit Committee held eleven meetings; the Compensation Committee held fourteen meetings; and the Corporate Governance Committee held eleven meetings. Each current director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board during the period in which he was a director, and (ii) the number of meetings held by all the committees of the Board on which he served. The Company encourages all incumbent directors, as well as all nominees for election as director, to attend the annual meeting of shareholders. All incumbent directors attended the annual meeting on May 11, 2006.

Director Compensation in 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Gordon P. Andrews	$92,000.00	$25,000.00	$—	$—		$115,500.00
David J. Barram	$82,000.00	$25,000.00	$—	$—		$105,500.00
Lionel G. Dodd	$120,333.00	$25,000.00	$—	$—		$145,333.00
Robert G. Funari	$89,500.00	$25,000.00	$—	$—		$114,500.00
Kenneth G. Hanna	$79,000.00	$25,000.00	$—	$—		$104,000.00
J. Keith Matheney	$12,500.00	$12,500.00	$—	$—		$25,000.00
Peter T. Pope	$44,500.00	$25,000.00	$—	$229,261.00	(2)	$297,261.00
Harold N. Stanton	$12,500.00	$12,500.00	$—	$—		$25,000.00

(1)	Under our current director compensation program, no options are granted to directors, but under our prior compensation program, non-employee directors received periodic stock option grants. Directors hold outstanding fully-exercisable options for the following numbers of shares of our common stock: Gordon P. Andrews, 30,728; David J. Barram 12,000; Lionel G. Dodd, 35,166; Robert G. Funari, 25,698; Kenneth G. Hanna, 26,669; and Peter T. Pope, 10,054.
(2)	Represents life insurance premiums paid for the benefit of Mr. Pope’s family. In 1999, Mr. Pope waived his vested right to receive retirement benefits under the Company’s Supplemental Executive Retirement Income Plan. These benefits would have paid $81,264 to him per year for life and then half of that amount to his surviving spouse for her life. Also in 1999, the Company entered into a split-dollar life insurance agreement with Maria M. Pope as trustee of a trust for the benefit of Mr. Pope’s grandchildren (the “Trust”). Under this agreement, the Company paid the premiums on a life insurance policy obtained by the Trust on the lives of Mr. Pope and his spouse. The premiums equaled $229,261 per year for seven years, or total premiums of $1,604,827, and the final premium was paid in 2006. All premiums paid by the Company will be reimbursed by the Trust, without interest, in 2015 or earlier upon the death of Mr. Pope and his spouse.

In 2006, we paid compensation to our non-employee directors (the “Outside Directors”) pursuant to our Non-Employee Director Compensation Policy and Stock Ownership Guidelines (the “Policy”) and our Non-Employee Directors Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Policy, Outside Directors each receive an annual cash retainer of $25,000, an annual retainer of $25,000 worth of our common stock, and a fee of $1,500 for each Board or committee meeting attended either in person or by teleconference. In addition, the Presiding Director receives a $25,000 annual cash retainer, the Chairman of the Audit Committee receives a $10,000 annual cash retainer and the Chairmen of the other Board committees each receive a $7,500 annual cash retainer. The Policy also establishes a 5,000 share stock ownership goal for non-employee directors to be achieved within 5 years.

The Deferred Compensation Plan permits each Outside Director to elect to defer receipt of all or any portion of the cash and stock retainers payable to him or her under the Policy. Under the Deferred Compensation Plan, all deferred amounts are credited to individual “stock accounts” which represent a right to receive shares of our common stock on a deferred basis following termination of Board service. The stock accounts are credited with additional shares based on the deemed reinvestment of dividends. All credits of cash retainers or dividends to the stock accounts are based on the closing market price of our common stock on the date the amounts are credited. Stock account balances are treated as shares owned for purposes of the stock ownership goal under the Policy. The Policy also permits Outside Directors to elect to receive their cash retainers in shares of our common stock issued currently.

BENEFICIAL OWNERSHIP OF OVER 5% OF POPE & TALBOT COMMON STOCK

The following table lists beneficial owners of more than 5% of Pope & Talbot, Inc. common stock as of December 31, 2006.

	Voting Power		Investment Power		Total	Percent of Class
	Sole	Shared	Sole	Shared
Aegis Financial Corporation (1) 1100 North Glebe Road, Suite 1040 Arlington, VA 22201	1,053,200	—	1,053,200	—	1,053,200	6.4%

Austin W. Marxe and David M. Greenhouse (2) 527 Madison Avenue, Suite 2600 New York, NY 10022	—	1,513,195	—	1,513,195	1,513,195	9.3%

Dimensional Fund Advisors LP (3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,382,621	—	1,382,621	—	1,382,621	8.5%

Donald Smith & Co., Inc. (4) 152 West 57th Street New York, NY 10019	1,343,131	—	1,633,131	—	1,633,131	10.0%

Gruber & McBaine Capital Management LLC (5) 50 Osgood Place San Francisco, CA 94133	173,210	826,380	173,210	826,380	999,590	6.1%

Talon Asset Management, LLC (6) One North Franklin, Suite 900 Chicago, IL 60606	—	1,028,377	—	1,028,377	1,028,377	6.3%

(1)	Information regarding ownership of Aegis Financial Corporation is based solely on information provided as of December 31, 2006 in a Schedule 13G filed by the shareholder.
(2)	Information regarding ownership of Austin W. Marxe and David M. Greenhouse is based solely on information provided as of December 31, 2006 in a Schedule 13G filed by the shareholder.
(3)	Information regarding ownership of Dimensional Fund Advisors, Inc. is based solely on information provided as of December 31, 2006 in a Schedule 13G filed by the shareholder.
(4)	Information regarding ownership of Donald Smith & Co., Inc. is based solely on information provided as of December 31, 2006 in a Schedule 13G filed by the shareholder.
(5)	Information regarding ownership of Gruber & McBaine Capital Management LLC is based solely on information provided as of December 31, 2006 in Schedule 13G filed by the shareholder. Includes shares that the two individual managers of this entity report as having sole voting and dispositive power over.
(6)	Information regarding ownership of Talon Asset Management, LLC is based solely on information provided as of December 31, 2006 in a Schedule 13G filed by the shareholder.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation earned by the Company’s Chief Executive Officer, each person who served as the Company’s Chief Financial Officer in 2006, and each other person who served as an executive officer in 2006 for services rendered in all capacities to the Company and its subsidiaries for 2006. The individuals named in such table will be subsequently referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Com- pensation(1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Com- pensation		Total ($)
Michael Flannery President and Chief Executive Officer	2006	$573,588	$124,755	$118,212	$183,633	$401,512	$282,694	$6,600		$1,690,994

R. Neil Stuart(5) Vice President and Chief Financial Officer	2006	23,449	—	10,540	624	—	—	0		34,613

Maria M. Pope(6) Vice President—Division Mgr. Wood Products Division	2006	287,209	59,876	33,246	40,964	159,671	23,217	6,379		610,562

Angel M. Diez Vice President—Division Mgr. Pulp Products Division	2006	260,124	57,748	31,526	42,106	52,025	81,926	11,602		527,057

Richard K. Atkinson(7) Former Vice President and Chief Financial Officer	2006	120,224	—	3,397	2,014	—	—	27,013	(8)	152,648

(1)	The total bonus paid to each officer under the Company’s Executive Incentive Plan for performance in 2006 is equal to sum of the amounts reported in the Bonus column and the Non-Equity Incentive Plan Compensation column.
(2)	Represents the amount of compensation expense recognized under FAS 123R in 2006 with respect to restricted stock awards granted in 2006 and prior years, disregarding estimated forfeitures. Compensation expense is equal to value of the restricted shares based on the closing market price of the Company’s common stock on the grant date, and is recognized ratably over the vesting period, which is generally five years.
(3)	Represents the amount of compensation expense recognized under FAS 123R in 2006 with respect to options granted in 2006 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the five-year vesting period. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 3 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.
(4)	All amounts represent changes in the actuarial present value of accumulated benefits under our qualified pension plan and supplemental executive retirement programs.
(5)	Mr. Stuart commenced employment as Vice President and Chief Financial Officer on December 5, 2006.
(6)	Ms. Pope also served as Chief Financial Officer from June 16, 2006 to December 4, 2006.
(7)	Mr. Atkinson resigned as Vice President and Chief Financial Officer effective on June 16, 2006.
(8)	Represents payout of accrued vacation benefits.

Grants of Plan-Based Awards in 2006

The following table contains information concerning restricted stock and stock options granted to the Named Executive Officers in 2006.

Name	Grant Date	Stock Awards: Number of Shares of Stock (#)(1)		Option Awards: Number of Shares Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Michael Flannery	04/10/2006 04/10/2006	— 9,000		12,000 —	$5.04 —	$28,800 45,360

R. Neil Stuart	12/05/2006 12/05/2006	— 10,000	(2)	15,000 —	5.27 —	37,500 52,700

Maria M. Pope	04/10/2006 04/10/2006	— 4,500		6,000 —	5.04 —	14,400 22,680

Angel M. Diez	04/10/2006 04/10/2006	— 4,500		6,000 —	5.04 —	14,400 22,680

Richard K. Atkinson	04/10/2006 04/10/2006	— 4,500		6,000 —	5.04 —	14,400 22,680

(1)	All amounts reported under this heading represent grants of restricted stock under our Stock Incentive Plan. Restricted stock generally vests in 5 equal installments on the first 5 anniversaries of the grant date, and any unvested shares are forfeited on termination of employment. All unvested shares will vest on the recipient’s 65th birthday, which is January 23, 2009 for Mr. Flannery and December 4, 2010 for Mr. Diez. Vesting may also be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change in Control.” Dividends are payable on restricted stock at the same rate paid on all other outstanding shares of our Common Stock.
(2)	20% of Mr. Stuart’s restricted shares vested on December 5, 2006, the date he commenced employment as our Chief Financial Officer; the remaining 80% will vest in 4 equal installments on the first 4 anniversaries of his start date.
(3)	All amounts reported under this heading represent options granted under our Stock Incentive Plan. The exercise price of all options is equal to the closing market price of our Common Stock on the grant date. Options generally become exercisable for option shares in 5 equal installments on the first 5 anniversaries of the grant date. Vesting may be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.
(4)	For stock awards, represents the value of restricted shares granted based on the closing market price of the Company’s common stock on the grant date. For option awards, represents the grant date fair value of options granted based on a value of $2.50 per share covered by the options granted to R. Neil Stuart and a value of $2.40 per share covered by the options granted to the other Named Executive Officers. These are the same values for the options used under FAS 123R. The assumptions made in determining these values are disclosed in Note 3 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards at December 31, 2006

The following table sets for the information concerning outstanding options and non-vested restricted stock held by the named executive officers at December 31, 2006.

Option Awards						Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares ($)
Michael Flannery	86,000 86,000 60,000 45,000 9,280 4,900 —	— — 15,000 30,000 13,920 19,600 12,000	(2) (3) (4) (5) (6)	$16.25 14.80 14.15 12.20 17.20 15.96 5.04	02/02/2010 02/14/2011 02/10/2012 02/09/2013 02/26/2014 03/01/2015 04/09/2016	36,204	(8)	$198,036	12,410	(12)	$260,000.00

Subtotal	291,180	90,520

R. Neil Stuart	—	15,000	(7)	5.27	12/04/2016	8,000	(9)	43,760

Maria M. Pope	4,500 4,900 6,000 3,549 20,000 1,183 30,000 20,000 12,000 9,000 2,400 1,200 —	— — — — — — — — 3,000 6,000 3,600 4,800 6,000	(2) (3) (4) (5) (6)	14.38 14.25 8.25 5.25 9.56 8.13 16.25 14.80 14.15 12.20 17.20 15.96 5.04	04/29/2007 02/03/2008 02/02/2009 02/18/2009 04/28/2009 05/13/1999 02/02/2010 02/14/2011 02/10/2012 02/09/2013 02/26/2014 03/01/2015 04/09/2016	10,800	(10)	59,076

Subtotal	114,732	23,400

Angel M. Diez	1,200 6,500 16,000 6,000 6,000 2,200 1,200 —	— — — 3,000 6,000 3,300 4,800 6,000	(2) (3) (4) (5) (6)	8.25 16.25 14.80 14.15 12.20 17.20 15.96 5.04	02/02/2009 02/02/2010 02/14/2011 02/10/2012 02/09/2013 02/26/2014 03/01/2015 04/09/2016	10,500	(11)	57,435

Subtotal	39,100	23,100

Richard K. Atkinson	6,000 2,000 1,200	— — —		15.33 17.20 15.96	06/15/2007 06/15/2007 06/15/2007	—		—

Subtotal	9,200	—

(1)	Stock options generally become exercisable for option shares in 5 equal installments on each of the first 5 anniversaries of the grant date
(2)	100% of these shares will vest on February 11, 2007.
(3)	50% of these shares will vest on February 10, 2007 and 50% will vest on February 10, 2008.
(4)	33.3% of these shares will vest on February 27, 2007, 33.3% will vest on February 27, 2008 and 33.3% will vest on February 27, 2009.
(5)	25% of these shares will vest on March 2, 2007, 25% will vest on March 2, 2008, 25% will vest on March 2, 2009 and 25% will vest on March 2, 2010.
(6)	20% of these shares will vest on April 10, 2007, 20% will vest on April 10, 2008, 20% will vest on April 10, 2009, 20% will vest on April 10, 2010 and 20% will vest on April 10, 2011.

(7)	20% of these shares will vest on December 5, 2007, 20% will vest on December 5, 2008, 20% will vest on December 5, 2009, 20% will vest on December 5, 2010 and 20% will vest on December 5, 2011.
(8)	1,664 of these shares will vest on each of the following dates: January 26, 2007 and January 26, 2008.
1,364 of these shares will vest on each of the following dates: March 23, 2007 and March 23, 2008.
2,440 of these shares will vest on each of the following dates: February 1, 2007 and February 1, 2008.
2,700 of these shares will vest on each of the following dates: February 15, 2007 and February 15, 2008.
1,800 of these shares will vest on each of the following dates: April 10, 2007 and April 10, 2008.
16,268 of these shares will vest on Mr. Flannery’s 65th birthday on January 23, 2009.
(9)	2,000 of these shares will vest on each of the following dates: December 5, 2007, December 5, 2008, December 5, 2009 and December 5, 2010.
(10)	900 of these shares will vest on each of the following dates: February 1, 2007, February 15, 2007, April 10, 2007, February 1, 2008, February 15, 2008, April 10, 2008, February 1, 2009; February 15, 2009, April 10, 2009, February 15, 2010, April 10, 2010 and April 10, 2011.
(11)	800 of these shares will vest on each of the following dates: February 1, 2007, February 1, 2008 and February 1, 2009. 900 of these shares will vest on each of the following dates: February 15, 2007, April 10, 2007, February 15, 2008, April 10, 2008; February 15, 2009, April 10, 2009, February 15, 2010, April 10, 2010 and on Mr. Diez’s 65th birthday on December 4, 2010.
(12)	Under the terms of an award granted in 1999, if and when the market price of our Common Stock closes at or above $20.95 for 20 consecutive trading days, Mr. Flannery will be issued a number of shares of restricted common stock determined by dividing $260,000 by the closing price of the common stock on the 20th trading day. The restricted shares will be subject to forfeiture upon termination of employment, with 10% of the shares vesting on the date of issuance, an additional 10% vesting on each anniversary thereof, and any remaining unvested shares vesting on Mr. Flannery’s 65th birthday on January 23, 2009.

Option Exercises and Stock Vested in 2006

The following table sets forth information with respect to the Named Executive Officers concerning options that were exercised and stock awards that vested during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Flannery	—	—	8,168	$63,108.88
R. Neil Stuart	—	—	2,000	$10,540.00
Maria M. Pope	—	—	1,800	$13,950.00
Angel M. Diez	—	—	1,700	$13,149.00
Richard K. Atkinson	—	—	1,600	$12,404.00

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,071,496	$13.44	879,407
Equity compensation plans not approved by security holders(2)	15,152	—	—

Total	1,086,648	$13.25	879,407

(1)

Includes (a) options for 960,520 shares outstanding under the Company’s Employee Stock Incentive Plan and former 1996 Non-Employee Director Stock Option Plan; (b) 15,860 unissued shares covered by restricted stock awards under the Company’s Stock Incentive Plan; (c) 15,518 unissued shares representing non-employee directors’ annual retainers payable in Company stock that were deferred and credited to directors’ accounts under the Company’s Non-Employee Directors Deferred Compensation Plan; and (d) options for 79,598 shares outstanding under the Company’s former Special Non-Employee Director Stock Retainer Fee Plan. Also includes 879,407 shares available for future issuance under the Company’s Stock Incentive Plan.

(2)	Includes (a) 12,410 shares, which is the maximum number of shares issuable pursuant to a long-term incentive award granted to Michael Flannery in September 1999 and described in more detail in Footnote 12 to the Outstanding Equity Awards at December 31, 2006 table above; and (b) 2,742 unissued shares credited to directors’ accounts under the Company’s Non-Employee Directors Deferred Compensation Plan as a result of deferrals of cash retainers and deemed reinvestment of dividends, as described in more detail above under “Director Compensation in 2006”. In addition, in November 1999, the Company assumed options in connection with the acquisition of the remaining minority interest in Harmac Pacific, Inc. Of those assumed options, options for a total of 16,325 shares with an average exercise price of $11.62 per share remained outstanding at December 31, 2006.

Pension Benefits as of September 30, 2006

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)
Michael Flannery	62	Pension Plan SERIP	21 21	$ $	697,228 1,465,327
R. Neil Stuart	51	Pension Plan SERP	0 0	$ $	0 0
Maria M. Pope	41	Pension Plan SERP	11 11	$ $	141,346 42,177
Angel M. Diez	61	Pension Plan SERP	15 15	$ $	442,985 98,349

(1)	The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of September 30, 2006 of the pension benefits the Named Executive Officers would receive under the respective pension plans if their employment had terminated on that date and they elected to commence receiving benefits at the earliest age at which benefits were unreduced (age 62 for Ms. Pope and age 65 for the other Named Executive Officers). September 30, 2006 is the pension measurement date used for financial statement reporting purposes with respect to our audited balance sheet as of December 31, 2006. The actuarial present value was calculated using a discount rate of 5.85% and the RP-2000 Healthy Combined with White Collar adjustment mortality table, the same assumptions used with respect to our U.S. pension plans in the pension benefit calculations reflected in our audited balance sheet as of December 31, 2006

The Pope & Talbot, Inc. Pension Plan (the “Pension Plan”) is our qualified pension plan for salaried employees. Our Supplemental Executive Retirement Income Plan (the “SERIP”) and supplemental retirement program (the “SERP”) are nonqualified and unfunded pension programs intended to augment the participating executives’ benefits under the Pension Plan, which are reduced pursuant to limitations imposed by the Internal Revenue Code (the “Code”).

Pension Plan

In general, all of our U.S.-based salaried employees who are at least 21 years old and have completed one year of service are eligible for participation in the Pension Plan. A participant’s benefits become 100% vested after five years of service. Average compensation for purposes of calculating benefits consists of a participant’s highest average base salary for any five consecutive years of employment. However, as of September 30, 2006, the Code limited the amount of compensation considered for purposes of calculating benefits under the Pension Plan to $220,000 per year.

A normal retirement benefit is payable upon retirement at age 65 and is equal to the participant’s years of service (up to 25) multiplied by the sum of (a) 1.3% of the participant’s average compensation, plus (b) 0.5% of the excess of the participant’s average compensation over an amount referred to as Social Security covered compensation, which generally consists of the average of the Social Security maximum taxable wage bases for the 35 years ending with the participant’s Social Security normal retirement age. For years of service in excess of 25 years, the normal retirement benefit will include an additional 0.5% of average compensation for each such additional year.

A participant who is age 55 or older with at least ten years of service is eligible to elect an early retirement benefit, which is the normal retirement benefit after reduction for the early commencement of benefits. For each year a participant’s early retirement benefits start prior to age 65, a participant with less than 25 years of service receives a 5% reduction in the normal retirement benefit. A participant with 25 or more years of service may retire at age 62 with no reduction in benefits and will generally receive a 5% reduction in the normal retirement benefit for each year early retirement benefits start prior to age 62. Mr. Flannery and Mr. Diez are currently eligible for early retirement benefits. If they had retired on September 30, 2006 and elected to immediately commence receiving an early retirement benefit at that time, the Present Value of Accumulated Benefits for each of them under the Pension Plan as reflected in the Pension Benefit table above would be higher by the following amounts: Mr. Flannery—$40,263, and Mr. Diez—$44,587.

The basic benefit form for normal and early retirement benefits is a monthly annuity for life with a five-year term certain. The participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit. A lump-sum payment is not an available benefit form.

Supplemental Executive Retirement Income Plan (the SERIP)

The SERIP was adopted in 1989 when we amended the Pension Plan to change the benefit formula to comply with a change in law. SERIP benefits are intended to cover the difference between benefits payable under the Pension Plan and the benefits that would have been payable under the prior benefit formula and without the limit on covered compensation required by the Code. Executive officers and certain other senior managers at the time the SERIP was adopted were eligible to participate in the SERIP; Michael Flannery is the only Named Executive Officer participating in this plan.

A normal retirement benefit is payable upon retirement at age 65 and is equal to the excess of the benefit calculated under the SERIP benefit formula over the actual normal retirement benefit calculated under the Pension Plan. The SERIP benefit amount is equal to the participant’s years of service (up to 25) multiplied by 2% of the excess of the participant’s average compensation (without the Code’s limitation) over the participant’s estimated Social Security benefit at age 65 (subject to adjustment). For years of service in excess of 25 years, the SERIP benefit formula includes an additional 0.5% of average compensation for each such additional year.

SERIP benefits are otherwise determined and paid under the same terms as benefits under the Pension Plan. Accordingly, Mr. Flannery is currently eligible for an early retirement benefit under the SERIP. If he had retired on September 30, 2006 and elected to immediately commence receiving an early retirement benefit at that time, the Present Value of Accumulated Benefits for him under the SERIP as reflected in the Pension Benefit table above would be higher by $84,631.

Supplemental Retirement Program (the SERP)

All executive officers hired since 1989 are eligible to participate in the SERP. Benefits under the SERP are equal to the excess of the benefits calculated under the Pension Plan without consideration of the Code’s limitation on average compensation over the actual benefits calculated under the Pension Plan. SERP benefits are otherwise determined and paid under the same terms as benefits under the Pension Plan. Accordingly, Mr. Diez is currently eligible for an early retirement benefit under the SERP. If he had retired on September 30, 2006 and elected to immediately commence receiving an early retirement benefit at that time, the Present Value of Accumulated Benefits for him under the SERP as reflected in the Pension Benefit table above would be higher by $9,905.

Disability Benefits under Pension Plan, SERIP and SERP

If the employment of a participant terminates as a result of disability, the participant will continue to be credited with years of service while disabled, and will be deemed to have continued to receive base salary at the rate in effect at the time of termination. If the Named Executive Officers had terminated employment on September 30, 2006 as a result of disability and then elected to commence receiving benefits at the earliest age at which benefits were unreduced (age 62 for Ms. Pope and age 65 for the other Named Executive Officers), the Present Value of Accumulated Benefits for each of them calculated using the RP-2000 Disability Mortality Table and otherwise as reflected in the Pension Benefit 5 table above would be higher by the following amounts: Mr. Flannery, Pension Plan—$0, SERIP—$0; Mr. Stuart, Pension Plan—$0, SERP—$0; Ms. Pope, Pension Plan—$159,970, SERP—$100,331; and Mr. Diez, Pension Plan—$12,602, SERP—$0.

Potential Payments upon Termination or Change in Control

Change in Control Compensation

We have agreed to provide certain benefits to the Named Executive Officers if their employment is involuntarily terminated (other than for cause) within 18 months after a “change in control” of the Company. In our agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 25% or more of our outstanding Common Stock,

•	the nomination (and subsequent election) in a 36 month period of a majority of our directors by persons other than the incumbent directors, and

•	the consummation of a sale of all or substantially all of our assets or a merger or consolidation involving more than 50% of our outstanding Common Stock.

In our agreements, “involuntary termination” generally includes the Named Executive Officer’s involuntary dismissal (other than for cause), a material reduction in duties, a reduction in compensation by more than 20% or a relocation of the Named Executive Officer’s principal place of employment by more than 50 miles. “Cause” generally includes fraud or other intentional misconduct adversely and materially affecting the Company’s business reputation.

The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if a change in control had occurred on December 31, 2006 and each officer’s employment was involuntarily terminated on that date without cause.

Name	Cash Severance Benefit(1)	Insurance Continuation(2)	Stock Option Acceleration(3)	Restricted Stock Acceleration(4)	Total(5)
Michael Flannery	$1,433,970	$15,606	$18,648	$198,036	$1,666,260
R. Neil Stuart	620,000	25,695	17,715	43,760	707,170
Maria M. Pope	744,307	25,695	8,401	59,076	837,480
Angel M. Diez	624,298	15,606	8,398	57,435	705,737

(1)	Cash Severance Benefit. Each Named Executive Officer has entered into a severance agreement with us providing for, among other things, cash severance benefits payable by us if the officer’s employment is involuntarily terminated by us without “cause” within 18 months after a change in control. The cash severance payment for each Named Executive Officer is equal to two times base salary plus one times target bonus for the fiscal year the termination occurs. These amounts are payable in a lump sum within 90 days after termination.

(2)	Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation of health insurance benefits paid by us for up to 18 months following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent the present value of 18 months of monthly health insurance benefit payments at the rates paid by us for each officer as of December 31, 2006.
(3)	Stock Option Acceleration. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide that all of the officer’s outstanding unexercisable options will immediately become exercisable and will remain exercisable for one year. In addition, each option will become immediately exercisable in full if we are acquired by merger or sale of substantially all of our assets or outstanding stock, unless the option is assumed or otherwise replaced by the acquiring entity. Information regarding outstanding unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. Because options accelerated on termination of employment will have a maximum remaining term of one year, amounts in the table above represent the aggregate value as of December 31, 2006 of each Named Executive Officer’s outstanding unexercisable options assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under FAS 123R.
(4)	Restricted Stock Acceleration. Information regarding unvested restricted stock held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The restricted stock award agreements provide that all shares will vest upon an involuntary termination of employment within 18 months of a change in control. The amounts in the table above represent the number of unvested restricted shares multiplied by a stock price of $5.47 per share, which was the closing price of our Common Stock on the last trading day of 2006.
(5)	Total—Cap on Change in Control Benefits. The severance agreements with all Named Executive Officers provide that total change in control benefits (as valued under the federal parachute tax laws and regulations) will be limited to 2.99 times the officer’s average W-2 wages from the Company for the five calendar years immediately preceding the calendar year in which the change in control occurs. This limitation is designed to prevent the benefit package from becoming an excess parachute payment under the federal tax laws. The amounts set forth in the table above were not affected by this limitation.

Other Benefits Triggered on Certain Employment Terminations

The award agreements governing unvested restricted stock held by the Named Executive officers also provide that all shares will vest upon the death or disability of the holder. Accordingly, the amounts under Restricted Stock Acceleration in the above table also represent benefits that would have been provided if the Named Executive Officers had terminated employment as a result of death or disability on December 31, 2006.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The Compensation Committee of the Board of Directors (the Committee) is comprised of directors Robert G. Funari (Chairman), Gordon P. Andrews, David J. Barram and Harold N. Stanton, each of whom is an independent director under applicable New York Stock Exchange listing standards. The Committee operates pursuant to a written charter that is available on our website at www.poptal.com/governance. The Committee has engaged Towers Perrin, an independent compensation consulting firm (the Consultant), to assist in the evaluation of the competitiveness of our executive compensation programs and to provide guidance to the Committee on the design and operation of these programs. See “Information on the Board of Directors and its Committees–Committees–Compensation Committee” above for additional information regarding the Committee and the Consultant.

Elements and Objectives of our Compensation Program

The elements of our compensation program for executive officers consist of:

•	Base salary

•	Annual performance-based bonuses payable in cash

•	Long-term stock-based incentive awards

•	Stock options

•	Restricted stock awards

•	Benefits

•	Pension benefits

•	Change in control benefits

Philosophy

Our executive compensation program is designed to attract and retain executives who make a continuing contribution to the success of the Company. The strategy of the compensation program is to provide a total compensation package consisting of a balance of base pay, incentives and benefits that are competitive with the forest products and general industry in which the Company competes. The fundamental policy of our compensation program is to offer the Company’s executive officers competitive compensation opportunities based upon their contributions to the financial success of the Company and their personal performance. It is an objective of this policy to have a substantial portion of each executive officer’s total annual compensation opportunity contingent upon the achievement of earnings targets and performance goals, while aligning management’s interests with stockholders’ interests. The elements of our compensation program are guided by the following fundamental principles:

•

Our total compensation program is designed to be competitive with companies within the forest products industry that are of comparable size to the Company and companies outside the forest products industry with which the Company competes for executive talent.

•	A portion of pay should be performance-based and focused on the achievement of financial and other performance goals, as established by the Committee.

•

To focus on the objective of improving stockholder value, a portion of total compensation should be designed to strengthen the alignment of interests between the executive officers and the Company’s shareholders.

Use of Market Survey Data

The Committee uses competitive market data from published surveys as one tool to establish competitive ranges of base salary and incentive compensation opportunities. The Committee looks to two peer groups. One is comprised of a national market of over 40 forest products companies who participate in the annual Forest Products Industry Compensation Survey. Among forest products peers, there are few organizations that are similar in size to us. To account for the variance in size, regression analysis is used by the Consultant to adjust the compensation data based on differences in company revenues. In addition, the Committee looks to a broad group of companies outside of the forest products industry with which the Company competes for executive talent. This group consists of general industry companies that are participants in two national published compensation surveys relied upon by the Consultant. Again, to account for variations in size, regression analysis is used by the Consultant to develop competitive rates of compensation for our officers based on our annual revenues relative to other peer companies. We review competitive information from both groups as we believe these represent the competitive markets from which we can draw or to which we can lose executive talent. In 2006, the Consultant reviewed the survey data described above with respect to base salaries and then updated that data using a 3.5% annualized growth rate. The Consultant then applied its expertise and judgment to synthesize the survey data and provide the Committee with the base salary level for each executive officer at the 50th and 75th percentiles for a company with our annual revenues. The Committee did not receive a similar report from the Consultant on annual bonus or long-term incentive compensation opportunity levels in 2006.

Base Salaries

Base salaries paid to executives are intended to provide a competitive base level of compensation to retain our executives. Our goal is to set base salaries for executive officers at or near the 50th percentile of the salaries for comparable positions at comparable companies reflected in reports provided by the Consultant. However, the Committee considers a number of other factors when setting base salaries including Company performance, individual performance and changes in duties.

The Committee normally considers salary adjustments for executive officers in the first quarter of each year, with salary adjustments for all salaried employees generally going into effect on April 1 of each year. Although we typically provide our employees with some amount of salary increase each year, in early 2006 the Committee decided not to give salary increases to our Named Executive Officers. The market data provided to the Committee at that time indicated that the base salaries for all executive officers were at or near the 50th percentile without any increase. Moreover, based on our poor financial performance in 2005 and difficult financial position in early 2006, the Committee believed that a decision to hold the line on executive salaries was warranted. The Committee reviewed this decision in September 2006 based on an updated market survey report from the Consultant, and again concluded that a general salary increase for executives was not warranted. Ms. Pope’s annual base salary level was increased by $50,000 to $310,128 in June 2006 when she took on the additional role of interim chief financial officer upon the resignation of Mr. Atkinson. Her salary was restored to the prior level of $260,124 effective as of January 1, 2007. When he was hired as our new Chief Financial Officer in November 2006, Mr. Stuart’s initial base salary of $310,000 per year was approved by the Committee based, in part, on market conditions as reflected in the salary requirements communicated by the recruiting firm as well as on the amount deemed necessary to attract an executive of his caliber and experience. This salary level was about 9% higher than the 50th percentile level for his position reflected in the most recent report received from the Consultant.

Annual Performance-Based Bonuses

Consistent with our philosophy of conditioning significant executive compensation on corporate performance and our ability to pay, we have maintained an annual bonus program under our Executive Incentive Plan essentially unchanged for over 15 years. Annual bonuses payable in cash may be earned by executive officers under this plan, but only if our earnings for the year exceed a threshold of 4% of shareholders’ equity, as measured at the start of the year. Accordingly, our executive officers received no bonuses in four of the last six years because this threshold was not met. Under this plan, 70% of each participant’s target bonus is based solely on earnings performance against a Company-wide financial performance objective based on return on equity, except that for a divisional officer 25% of the target bonus is based on the Company-wide objective and 45% of the target bonus is dependent on his or her division’s performance against its expected contribution towards the Company-wide objective. For 2006, the Committee approved a target performance level of a 9% return on equity, which was the same target level approved for 2005 and 2004. Under this portion of the bonus program for 2006, a 4% return on equity or lower would have resulted in no bonus, and a 14% return on equity or higher resulted in a bonus of two times target. To determine the expected contribution of each division, the total operating income before corporate expenses required to achieve the threshold, target and maximum Company-wide return on equity levels is allocated to the two divisions based approximately on our relative investment in the two businesses, with the 2006 allocation being 65% to the Pulp division and 35% to the Wood Products division. This allocation resulted in threshold, target and maximum performance levels for segment operating income of $39.4 million, $44.0 million, and $48.5 million, respectively, for the Pulp division, and $21.2 million, $23.7 million, and $26.1 million, respectively, for the Wood Products division. The remaining 30% of each participant’s target bonus is based on the Committee’s subjective evaluation of the participant’s performance against individual goals.

In December 2005, the Committee approved target bonus levels for 2006 of 50% of base salary for Mr. Flannery and of 40% of base salary for each other Named Executive Officer. The target bonus levels for our Chief Executive Officer and Chief Financial Officer have been 50% and 40% of base salary, respectively, every year since 1999, and the target bonus levels for our two divisional vice presidents have been 40% of base salary since 2004 when they were raised from 35%. The Committee last received competitive market data on total cash compensation (salary plus target bonus opportunity) from the Consultant in 2003, which indicated that our total cash compensation for all executive officers was at approximately the 50th percentile for their positions at comparable companies. Mr. Atkinson was not eligible for a bonus in 2006 because he terminated employment prior to year end. Mr. Stuart was not eligible for a bonus in 2006 because his employment commenced so close to the end of the year.

In 2006, we achieved a return on beginning equity of 40.5%, and the Wood Products division headed by Ms. Pope reported an operating loss of $10.5 million, but benefited from receipt of $113.3 million of duty refund, both of which exceeded the applicable maximum bonus payout level. The Pulp division headed by Mr. Diez reported operating income of $18.2 million for 2006 and therefore did not achieve our threshold bonus payout level for that division. The strong Company-wide earnings and Wood Products operating income resulted from our receipt in 2006 of $127.5 million from the settlement of the Canada-U.S. softwood lumber dispute, consisting of $113.3 million of lumber import duty refunds and $14.2 million of interest thereon. Under the individual performance component of the bonus program, the Committee subjectively evaluated the performance of each Named Executive Officer and determined payout percentages of 145% of target for Mr. Flannery, 175% of target for Ms. Pope, and 185% of target for Mr. Diez. The bonus calculations for the Named Executive Officers who received bonuses for 2006 performance are shown in the following table:

	Company ROE Payout % Weight		Division Contribution Payout % Weight		Individual Performance Payout % Weight		Target Bonus		2006 Bonus
Michael Flannery	[(200% x 70%)	+		+	(145% x 30%)]	x	$286,794	=	$526,267
Maria M. Pope	[(200% x 25%)	+	(200% x 45%)	+	(175% x 30%)]	x	$114,050	=	$219,547
Angel M. Diez	[(200% x 25%)	+	(0% x 45%)	+	(185% x 30%)]	x	$104,050	=	$109,772

In January 2007, the Committee approved a 9% target return on equity for 2007 under the plan, and target bonus levels for executives as a percentage of base salary consistent with 2006 target levels. Because this action took place in January 2007 and the bonus targets for 2006 were approved in December 2005, there were no bonus targets approved under this plan in 2006 to report in the table under “Grants of Plan-Based Awards in 2006” in this proxy statement.

Long-Term Stock-Based Incentive Awards

In 2004, the Committee approved a new long-term incentive program consisting of annual restricted stock and stock option grants to executive officers. The program was implemented based, in part, on information and recommendations from the Consultant and has the objectives of aligning executive and shareholder interests and creating executive ownership through an equity stake in the Company. All restricted stock and stock option grants vest in equal annual installments over a five-year period contingent upon the executive officer’s continued employment with us, with restricted stock becoming fully vested upon reaching age 65 and vesting of both restricted stock and options also subject to accelerated vesting in certain other circumstances as discussed under “Potential Payments upon Termination or Change in Control” above. Prior to 2004, our long-term incentive program consisted primarily of annual stock option grants. One factor in the change to the new program was the anticipated adoption of new accounting rules eliminating the favorable financial accounting treatment for stock options. By including restricted stock in the mix of long-term incentives, the new program has increased share ownership by executives, reduced the annual use of stock from our Stock Incentive Plan, and improved the perception of value among executives and other employees by providing some equity compensation that, unlike stock options, cannot be “underwater.”

In setting the levels of long-term incentive awards first granted under the new program in 2004, the Committee considered a market survey report provided by the Consultant. For purposes of comparing long-term incentive compensation for any year between executives and between companies, the Consultant values (i) stock option compensation based on the Black-Scholes value of options granted during the year, and (ii) restricted stock compensation based on the grant date market price of the number of shares awarded during the year. Measured in this way, the 2004 award levels for all executive officers were between the 25th and 50th percentiles of awards for comparable executives. These grants below market medians were in part the result of an annual budget of shares available to grant driven by the number of shares then remaining available under the Stock Incentive Plan. The dollar value of long-term incentive awards were then maintained in 2005.

At the time the annual 2006 awards were made in April 2006, the market price of our common stock was $5.04, as compared to $15.96 in 2005 and $17.20 in 2004. As a consequence, to have maintained the dollar value of options and restricted stock granted in 2006 using the valuation methodology described above would have required a large increase in the number of shares covered by awards. Based on our poor financial performance in 2005 resulting in the decrease in our stock price, the Committee did not believe that large increases in grant sizes for options and restricted stock would be consistent with our pay-for-performance philosophy. Accordingly, for all executive officers other than our CEO, the awards in April 2006 were for the same number of shares as the 2005 awards, and therefore had grant values well below comparable market levels. For Mr. Flannery, shares covered by 2006 awards were reduced from 2005 levels by one-third for restricted stock and one-half for options, further reflecting the Committee’s view that our poor financial performance in 2005 needed to have consequences for award levels in 2006. The restricted stock and stock option awards to Mr. Stuart in December 2006 were new-hire incentives based on award levels believed to be necessary to attract a qualified Chief Financial Officer.

For purposes of determining the specific award levels for options and restricted stock, the Committee generally seeks to allocate approximately 60% of the total annual award value to restricted stock and 40% of the total annual award value to stock options. Award levels in 2006 were consistent with this allocation goal. The exercise price of all stock options is the closing market price of our common stock on the date the Committee grants the options. We do not coordinate the timing of our option grants with the release of material non-public information.

Benefits

Pension Benefits

The Pope & Talbot, Inc. Pension Plan is our qualified pension plan generally available to our U.S.-based salaried employees. The Pension Plan was established in the 1950s to provide our employees with the opportunity to earn a monthly pension for their retirement years to supplement their retirement income from savings, Social Security and other sources. The basic benefit formula under the Pension Plan was last significantly modified in 1989, and has not been recently reviewed. All of the Named Executive Officers participate in this plan.

Our standard benefit package for executive officers also includes nonqualified supplemental retirement benefits generally believed to be reasonable and competitive with benefits provided to executives in the forest products industry. These supplemental retirement benefits are provided under our Supplemental Executive Retirement Income Plan (the SERIP) and Supplemental Retirement Program (the SERP). The SERIP was adopted in 1989 to cover the difference between benefits payable under the Pension Plan and the benefits that would have been payable under the prior benefit formula and without the limit on covered compensation required by the Code. Mr. Flannery is the only Named Executive Officer currently participating in the SERIP. All executive officers hired since 1989 are eligible to participate in the SERP, which covers the difference between benefits payable under the Pension Plan and the benefits that would be payable without the limit on covered compensation required by the Code. Mr. Stuart, Ms. Pope and Mr. Diez currently participate in the SERP.

For details regarding the determination and payment of benefits under the Pension Plan, the SERIP and the SERP, and the present value of accumulated benefits for each Named Executive Officer, see “Pension Benefits (as of September 30, 2006).”

401(k) Plan

Our Tax Deferred Savings Plan (the “401(k) Plan”) is a tax qualified retirement savings plan under which all U.S. based employees, including the Named Executive Officers, are able to make pre-tax contributions from their cash compensation, subject to Internal Revenue Code limitations. We make matching contributions for all participants each year equal to the lesser of 50% of their salary deferrals or 3% of their total cash compensation. Matching contributions in 2006 for the Named Executive Officers are included under the heading “All Other Compensation” in the Summary Compensation Table above.

Change in Control Benefits

We have provided change in control severance protection to our executive officers since 1988, and have not modified our standard change in control severance agreement since 1998. The specific terms of our change in control agreements and the potential benefits payable on a change in control are discussed under “Potential Payments upon Termination or Change in Control” above. Under these agreements, we provide certain benefits to the Named Executive Officers if their employment is involuntarily terminated within 18 months after a change in control. These benefits are designed to provide executive officers with an incentive to remain in our employ if we engage in, or are threatened with, a change in control transaction, and to maintain a total compensation program that is competitive with companies with which we compete for executive talent. Change in control benefits generally consist of a lump sum cash payment equal to two times salary plus one times target bonus, health insurance continuation for up to 18 months, and acceleration of unvested restricted stock and stock option awards, all subject to a cap to prevent any payment from being an excess parachute payment under federal tax laws. We believe that this level of benefits is consistent with the general practice at companies with which we compete for executive talent, although we have not recently conducted any studies to confirm this view.

Stock Ownership Guidelines

In an effort to align shareholders’ and Mr. Flannery’s interests and his long-term commitment to our success, the Board approved in September 1999 an initiative to increase Mr. Flannery’s stock ownership. The goal of the initiative was for Mr. Flannery to increase his ownership of Company stock over a period of ten years to a number of shares valued at approximately 3 times his base salary. As of March 8, 2007, Mr. Flannery’s ownership of 142,115 shares was 61% of the goal.

Under the stock ownership initiative, Mr. Flannery is encouraged to increase his ownership by doing the following: (1) investing approximately 50% of his after-tax annual bonus in Company common stock; and (ii) after any stock option exercise, retaining at least 50% of the after-tax stock option gain in Company common stock. Accordingly, $131,542 of Mr. Flannery’s 2006 bonus was paid by issuing him 17,800 shares of our common stock, based on the closing market price of our stock on the March 8, 2007 bonus payment date. We do not have stock ownership guidelines for our other executive officers.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its executive officers in any year. In past years, the levels of salary and bonus we have paid, together with the value of restricted stock vesting each year, have not exceeded this limit. Due to the maximum bonus payout in 2006, Mr. Flannery’s 2006 taxable compensation exceeded $1 million by $180,000 and thus this excess amount was not deductible by us. The Committee will consider the appropriate balance with tax deductibility levels, but will not necessarily be limited by Section 162(m) as it relates to executive compensation strategy. Upon the exercise of nonqualified stock options the excess of the current market price over the option price (option spread) is treated as compensation and, therefore, it may be possible for option exercises by an officer in any year to cause the officer’s total compensation to exceed $1 million. Under IRS regulations, option spread compensation from options that meet certain requirements will not be subject to the $1 million cap on deductibility, and it is the Company’s current policy generally to grant options that meet those requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

•	Reviewed and discussed the above section entitled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Compensation Committee

Robert G. Funari, Chairman

Gordon P. Andrews

David J. Barram

Harold N. Stanton

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 2006 with all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% beneficial owners.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61, Communication with Audit Committees, as amended;

•	Received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, and has discussed KPMG’s independence with representatives of KPMG; and

•

Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Audit Committee

Gordon P. Andrews, Chairman

Lionel G. Dodd

Kenneth G. Hanna

J. Keith Matheney

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 subject to ratification by the shareholders at the Annual Meeting. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions. The Board of Directors recommends that the shareholders approve this appointment. Although this appointment is not required to be submitted to a vote of the shareholders, the Company continues to believe it appropriate, as a matter of policy, to request shareholder ratification.

Fees, including expenses, billed by KPMG for audit and other professional services for the years ended December 31, 2006 and 2005 were as follows:

	2006	2005
Audit fees(1)	$1,865,000	$1,253,580
Audit related fees(2)	41,500	40,000
Tax fees(3)	—	2,120
All other fees(4)	31,940	35,350

(1)	Audit services include the annual audit (including required quarterly reviews and the required audit of internal control over financial reporting) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on the Company’s consolidated financial statements and services that only such firm can reasonably provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or related thereto.
(2)	Audit related fees include employee benefit plan audits and a regulatory audit report regarding customs items.
(3)	Tax fees included tax compliance and advice, and preparation of foreign tax returns for employees.
(4)	Fees associated with the third party verification audit of the Company’s Canadian woodlands operations under the Sustainable Forestry Initiative program.

In accordance with the Sarbanes-Oxley Act of 2002, all audit and non-audit services rendered by KPMG must be approved in advance by the Audit Committee.

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2008 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than February 10, 2008. In addition, any shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2008 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than December 14, 2007.

SOLICITATION OF PROXIES

The cost of soliciting proxies in the enclosed form will be paid for by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies personally or by telephone. In addition, the Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

OTHER MATTERS

The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting. However, if other matters come before the meeting, the persons named in each proxy intend to vote it in accordance with their best judgment.

ANNUAL REPORT—FINANCIAL MATTERS

The Company’s Annual Report on Form 10-K including financial statements for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, is enclosed herewith. Copies of the 2006 Annual Report on Form 10-K may be obtained from Mr. R. Neil Stuart, Vice President, Chief Financial Officer and Secretary, Pope & Talbot, Inc., P.O. Box 8171, Portland, Oregon 97207. Copies of the Company’s Annual Report on Form 10-K including financial statements and schedules can also be obtained through the Securities and Exchange Commission’s internet site at www.sec.gov, or through our internet site at www.poptal.com.

By order of the Board of Directors

R. Neil Stuart

Vice President, Chief Financial Officer

and Secretary

POPE & TALBOT, INC.

Proxy for the Annual Meeting of Shareholders, May 10, 2007

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Lionel G. Dodd and Kenneth G. Hanna, jointly and severally, with full power of substitution, proxies of the undersigned, to vote the shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Pope & Talbot, Inc. to be held on May 10, 2007 and at any adjournments thereof.

Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Unless otherwise specified, the proxies are granted the authority to vote FOR the election of all or any of the nominees for Director and FOR Proposal

2. Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

1. Authority to vote for the following nominees to the Board of Directors to serve three - year terms. (The Board of Directors recommends a vote FOR all nominees):

FOR ALL

WITHHOLD AUTHORITY

Nominees:

01 MICHAEL FLANNERY

02 ROBERT G. FUNARI

03 J. KEITH MATHENEY

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2. The proposal to ratify the selection of KPMG LLP to continue as the Company’s independent registered public accounting firm for the year 2007.

(The Board of Directors recommends a vote FOR):

FOR AGAINST ABSTAIN

3. In their discretion, upon any such other matters as may properly come before the meeting.

Please date, sign and return this proxy in the enclosed envelope.

Signature Signature Date 2007

NOTE : Please sign here exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please so indicate.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE